GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY A Stock Company [8515 East Orchard Road] [Greenwood Village, CO 80111] [1-877-723-8723]

Rider Amendment

THIS AMENDMENT IS ISSUED BY GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY AS PART OF THE GUARANTEED LIFETIME WITHDRAWAL BENEFIT RIDER (“RIDER”) TO WHICH IT IS ATTACHED. EXCEPT AS EXPRESSLY AMENDED BY THIS AMENDMENT, THE TERMS AND CONDITIONS OF THE RIDER SHALL REMAIN IN FULL FORCE AND EFFECT. IF THERE IS ANY CONFLICT BETWEEN THIS AMENDMENT AND THE RIDER, THE TERMS OF THIS AMENDMENT WILL PREVAIL.

1.	The Data Page is hereby amended by deleting the sentence “Once the GAW%, and Joint GAW% are established they cannot change while this Rider is in force”

2.	Deleting the following sentence from the Data Page:

“Rider Contributions aged 5 years or more prior to starting the GAW phase qualify for an increased [1.00] % of GAW%.”

and inserting in place thereof the following sentence:

“A higher GAW% may be available for Rider Contributions aged 5 years or more prior to starting the GAW Phase, as disclosed in the Prospectus Supplement.”

3.	The definition of Rider Election Date in Section 1: DEFINITIONS is deleted and replaced with the following:

Rider Election Date – The Business Day when Rider Contributions are first allocated to a Covered Fund. The Rider Election Date shall be the date upon which the Initial Benefit Base is calculated and before the Owner attains the age of 86 years old.

4.	Section 2.03 GLWB TERMINATION DUE TO THE BENEFIT BASE REDUCING TO ZERO in SECTION 2: RIDER ELECTION is deleted and replaced with the following:

The GLWB is cancelled when the Owner causes the Covered Fund Value or Benefit Base to be reduced to zero prior to the GLWB Settlement Phase due to one or more Excess Withdrawals. If the GLWB is cancelled, the Benefit Base, GAW and any other benefit accrued or received under the GLWB shall terminate. The Owner shall not make a subsequent Transfer or a Rider Contribution into the GLWB Rider until at least ninety (90) calendar days after termination of the GLWB, at which point a new Rider Election Date shall be recorded. In such an event, the Benefit Base will be based on the current Covered Fund Value on the date the new GLWB is established.

5.	The first sentence in Section 3.03 EFFECT OF DISTRIBUTIONS AND TRANSFERS DURING THE GLWB ACCUMULATION PHASE in SECTION 3: THE GLWB ACCUMULATION PHASE AND CALCULATION OF THE BENEFIT BASE

“If the Owner Transfers any asset out of a GLWB, he or she shall be prohibited from making any Transfer into the same GLWB for at least ninety (90) calendar days” is deleted and replaced with the following:

If the Owner Transfers any asset out of the GLWB Rider, he or she shall be prohibited from making any Transfer into the GLWB Rider for at least ninety (90) calendar days.

Signed for Great-West Life & Annuity Insurance Company

[ ]	[ ]
[Richard Schultz],	[Robert L. Reynolds],
[Secretary]	[President and Chief Executive Officer]

ICC18-SIM-Rideramend